EXHIBIT 99.1

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                        AMERICAN ANNUITY GROUP AGREES TO
                     ACQUIRE LAURENTIAN CAPITAL CORPORATION

     CINCINNATI, OH, May 26, 1995 - American Annuity Group, Inc. (NYSE:AAG) headquartered in Cincinnati and Laurentian Capital Corporation (AMEX: LQ) headquartered in Philadelphia, jointly announced today that they have executed a definitive agreement by which American Annuity Group will acquire all of the common stock of Laurentian Capital Corporation for an aggregate price of approximately $105.6 million in cash, and will repay approximately $45 million of Laurentian Capital's long-term debt. The companies said that Desjardins Laurentian Financial Corporation (DLFC), which beneficially owns over 80% of the outstanding stock of Laurentian Capital, has granted to AAG an option to purchase the Laurentian Capital stock owned by DLFC at a price of $13.875 per share, and that under the merger agreement, AAG would pay $13.875 per share for the shares beneficially owned by DLFC and $14.125 for all other Laurentian Capital shares. The outstanding Series A Preferred Stock of Laurentian Capital is to be redeemed prior to closing of the transaction.

     The acquisition is to be accomplished by means of a merger of a newly formed American Annuity Group subsidiary with Laurentian Capital. Completion of the acquisition is subject to certain conditions, including approval by the stockholders of Laurentian Capital and receipt of all necessary regulatory approvals. It is anticipated that the transaction will be completed in the fourth quarter 1995.

     Laurentian Capital had announced in November 1994 its retention of Oppenheimer & Co., Inc. to evaluate various strategies for maximizing shareholder value, including possible business combinations or other transactions. Today's agreement reflects the culmination of that process.

     The acquisition will be an important strategic benefit to both companies. American Annuity will provide financial strength and other important resources to Laurentian Capital and will gain immediate access to additional markets and distribution channels. Laurentian Capital's position will be enhanced by becoming part of a financially larger group which will provide the resources to fully realize its growth opportunities.

     At March 31, 1995, American Annuity Group and its subsidiaries had approximately $5.3 billion in assets and $4.7 billion of reserves for annuities. American Annuity Group markets individual and group annuities nationwide to the savings and retirement markets through its wholly-owned subsidiaries, Great American Life Insurance Company, Lifestyle Financial Investments, Inc. and Retirement Resources Group, Inc. Great American Life Insurance Company is licensed in 49 states, the District of Columbia and the Virgin Islands.

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     Laurentian Capital Corporation with assets of approximately $1.0 billion and total life insurance in force in excess of $2.6 billion sells life and health insurance to the pre-need, financial institution and payroll deduction markets through its wholly-owned subsidiaries, Loyal American Life Insurance Company and Prairie States Life Insurance Company.

     For:    American Annuity Group, Inc.       Contact: S. Craig Lindner
             250 E. Fifth Street                         President, AAG
             Cincinnati, OH 45202                        513/579-2529

     For:    Laurentian Capital Corporation     Contact: Robert T. Rakich
             640 Lee Road, Suite 303                     President, LCC
             Wayne, PA  19087                            610/889-7400

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